Filed by Money Market Obligations Trust on behalf of its portfolio Prime Management Obligations Trust

Pursuant to Rule 14a-6 of the Securities Act of 1934

Subject Company:  Money Market Obligations Trust
Commission File No. 811-5950




                      Federated Investors PMOF Proxy Q&A
  The information contained in this document should only be utilized if the solicitor is asked a specific question by the shareholder.

1
Market Research & Product Management
3/27/06

What is the background of this proxy?

Federated has an internal Interfund Lending Program, which permits approved Federated funds to lend money directly to and borrow directly from other Federated funds for temporary purposes. Participation in interfund lending agreements is intended to reduce potential borrowing costs for the Borrowing Funds and to enhance the ability of the Lending Funds to earn higher rates of interest on their short-term investments.

According to the internal procedures, which have been approved by the Federated Board, interfund loans are available only in the following situations:

1. when a sale of securities "fails" due to circumstances beyond the Fund's control; or
2.    to meet net redemption requests.

Each loan is subject to limitations, described in part below.

Before approving a lending agreement, Fund Treasury verifies that the interfund lending rate is more favorable to the Lending Fund than the Repo Rate and more favorable to the Borrowing Fund than the Bank Loan Rate. (Note: the Interfund Loan Rate calculation is reviewed and approved by the Federated Funds Board annually.)

The Board approved adding PMOF to Federated's Interfund Lending Program in February 2006, so that it may lend its assets to approved Borrowing Funds as permitted under the Program. One of the situations when the Program could be used is to provide our tax-free money market funds liquidity to meet redemption requests, since tax-free money funds have fewer overnight and next day investment options.

Which Federated funds would be able to borrow from PMOF?

The approved Borrowing Funds (and their percentage limits for borrowing by prospectus) are as follows:

|X|   any Federated U.S. government bond fund - 33%
|X|   any Federated U.S. government/agency MBS fund - 25%
|X|   any Federated municipal money market fund - National- 20%
|X|   any Federated municipal money market fund - State Specific - 15%
|X|   any Federated U.S. general investment grade fund - 15%
|X|   any Federated municipal bond fund - 15%
|X|   any Federated U.S. equity fund - 10%
|X|   any Federated U.S. high yield bond fund - 10%
|X|   any Federated investment grade international bond fund - 5%
|X|   any Federated high quality international equity fund - 5%

Why do we need to do a proxy? Can't we just add PMOF to the list?

We are required to proxy shareholders of PMOF because the Fund's current fundamental lending policy does not include language that enables it to lend its assets to affiliated Federated funds. This type of change, therefore, constitutes a shareholder vote before the Fund can participate as a lender in the program.

Can you be more specific? What issue will shareholders be asked to vote on?

The Investment Company Act of 1940 requires investment companies such as PMOF to adopt certain specific investment policies that can be changed only by shareholder vote. The Fund's current limitation on lending does not specifically permit the Fund to loan its assets to affiliated funds.

Proposal: Revise the Fund's lending limitation to permit the Fund to loan its assets to other Federated Funds for temporary liquidity purposes.
Furthermore, the Interfund Loan procedure is designed to allow the Fund to earn favorable rates of interest on short-term loans as compared to alternative investments.

Are there limits to how much PMOF can lend?

Outstanding loans of any Lending Fund are reviewed to ensure that:

|X|   total value does not exceed 15% of the Fund's net assets;
|X|   total value loaned to any one Borrowing Fund does not exceed 5% of the
     Lending Fund's net assets; and
|X|   no interfund loan can remain outstanding longer than the time required to receive payment for securities sold, in any event not more than seven
     (7) days.

Are there limits to how much Borrowing Funds can borrow?

Outstanding loans of the Borrowing Funds are reviewed to determine that:

|X|   total outstanding borrowings of the fund do not exceed the lending limits;
|X|   total outstanding borrowings of the fund do not exceed the regulatory limits (e.g., 33 1/3%);
|X|   outstanding borrowings, as measured on the day when the most recent loan was made, do not exceed the greater of 125% of the Fund's net redemptions and 102% of failed sale trades for the preceding seven (7) calendar days;
|X|   the interfund lending rate is equal to or lower than the interest rate on any outstanding bank loan;
|X|   the interfund loan is secured on at least an equal priority basis as any outstanding bank loan that requires collateral; and
|X|   that the interfund loan will have a maturity no longer than any outstanding bank loan (not greater than 7 days); and

What is the timing of the proxy?

The proxy is scheduled to mail the week of April 3rd, and is expected to be completed by April 10th. The shareholder meeting date is May 31, 2006.

To whom will shareholders be directed to call if they have questions about the Proxy Statement?

Investors will be directed to contact their Investment Professional or a Federated Client Service Representative at the 1-800-341-7400 number.